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
EXHIBIT 11
- - ----------



                        MERRY-GO-ROUND ENTERPRISES, INC.
                             "DEBTOR-IN-POSSESSION"
                   Computation of Earnings (Loss)  Per  Share


                                    Fiscal Year     Fiscal Year     Fiscal Year
                                       1994            1993            1992
                                    -----------     -----------     -----------

Net Earnings (loss)                 $(45,624,000)   $37,981,000     $22,704,000

Number of shares of common
    stock outstanding at
    beginning of year                 53,862,886     53,341,251      51,932,959

Shares of restricted common
    stock as of the dates
    awarded                                    -        356,786               -

Exercise of common stock
     options                              48,490         21,924          31,729

Issuance of shares in public
    offering                                   -              -       1,175,687

                                    -------------   ------------    -----------


     Weighted average number
      of shares outstanding           53,911,376      53,719,960    53,140,375
                                    ============    ============    ==========

Earnings (loss) per share                $  (.85)           $.71          $.43
                                    =============   ============    ==========

Note - All share data have been restated to retroactively reflect the 3-for-2 common stock split of July, 1991.




4640/BLUSEC